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Exhibit 10.50

SEPARATION AGREEMENT & RELEASE

        This is an Agreement between Home Depot U.S.A., Inc. (hereinafter "Home Depot" or the "Company") and Roger Adams (the "Executive").

        WHEREAS, the Company and the Executive intend the terms and conditions of this Agreement to govern all issues related to the Executive's employment and termination from the Company and is intended to supersede and replace the provisions set forth in any of his employment letters; and

        WHEREAS, the Executive acknowledges that he has been given a reasonable period of time, up to and including twenty-one (21) days, to consider the terms of this Agreement; and,

        WHEREAS, the Company advises the Executive to consult with a lawyer before signing this Agreement; and,

        WHEREAS, the Executive acknowledges that the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and,

        WHEREAS, the Executive represents that he has not filed any charges, claims or lawsuits against the Company involving any aspect of his employment which have not been terminated as of the date of this Agreement; and,

        WHEREAS, the Executive understands that the Company regards the representations by him as material and that the Company is relying on these representations in entering into this Agreement,

        NOW, THEREFORE, the Company and the Executive agree as follows:

          1.    Employment Status and Termination Date.    Executive's last day of employment shall be October 31, 2007 ("Termination Date").

          2.    Separation Payments.    Executive shall receive a payment of $225,000, subject to applicable tax withholding, on May 1, 2008. Executive shall receive eighteen (18) monthly separation payments of $37,500, subject to applicable tax withholding, from May 1, 2008 through November 1, 2009.

          3.    Bonuses.    Executive will not be eligible to participate in the Management Incentive Plan ("MIP") or Long Term Incentive Program ("LTIP") for Fiscal Year 2007 or beyond, and Executive will not be eligible to receive payments under any of the current LTIP cycles. Executive will not be eligible for bonus payments of any other kind.

          4.    Benefits.    Executive's benefits (including the executive life insurance and leased car programs) shall end on the Termination Date, pursuant to the terms of such plans and applicable law. Executive shall receive a monthly payment, in an amount to be determined by the Company, as a partial off-set for his health care costs. Executive shall receive these monthly payments from November 1, 2007 through the earlier of either (a) November 1, 2009, or (b) Employee's acceptance of other employment with health care eligibility. The Executive will be eligible to continue to participate in the Supplemental Executive Choice Program, except for the retiree medical plan, for calendar year 2007.

          5.    Stock Options/Restricted Stock.

      (a)
      All of Executive's stock options that vest prior to the Termination Date must be exercised within 90 days of the Termination Date. Executive's 32,954 outstanding, non-vested stock options that were scheduled to vest after the Termination Date but before November 1, 2010 will vest on the Termination Date. The 32,954 options may not be exercised until the following dates: 6,250 options may be exercised as of February 24, 2008; 6,250 options may be exercised as of February 24, 2009; 7,102 options may be exercised as of March 21, 2009; 6,250 options may be exercised as of February 24, 2010; and 7,102 options may be exercised as of March 21, 2010. All

        32,954 options must be exercised by January 29, 2011, subject to forfeiture for any earlier breach as provided in Paragraph 9. All other non-vested stock options shall be forfeited on the Termination Date

      (b)
      The restrictions on 40,250 outstanding shares of restricted stock, originally scheduled to lapse after October 31, 2007, will lapse instead on the Termination Date. All other shares of restricted stock shall be forfeited on the Termination Date. All 40,250 shares are subject to forfeiture for any earlier breach as provided in Paragraph 9.

      (c)
      The Executive and Company acknowledge that the shares referenced in Paragraph 5(b) shall constitute taxable income to Executive at the time of vesting on the Termination Date; and that the vested stock options referenced in Paragraph 5(a) shall be taxable to Executive when such options are exercised. Accordingly, Executive acknowledges his obligations to pay all related applicable federal, state and local income and employment taxes, and that the Company is required to withhold applicable taxes with respect to these shares and vested options. Accordingly, Executive hereby authorizes the Company to withhold a sufficient number of shares necessary to satisfy said withholding obligations.

      (d)
      Executive shall not be eligible to receive any other equity-based awards.

      (e)
      Executive is solely responsible for ensuring that his equity awards are properly credited, exercised and handled as provided by the terms of the awards as modified by this Agreement. Executive acknowledges that he may not rely on the Merrill Lynch website in determining the exercise or expiration dates of his equity awards. Executive should direct any inquiries to the Atlanta Branch of Merrill Lynch at 404-264-7274; however, the Company is not responsible for any incorrect information Executive might receive from Merrill Lynch.

          6.    Release of Claims.    The Executive and his heirs, assigns, and agents release, waive and discharge the Company, its past and present parents, subsidiaries, affiliates and related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents from each and every claim, action or right of any sort, known or unknown, arising on or before the Effective Date.

      (a)
      The foregoing release includes, but is not limited to, any claim of discrimination on the basis of race, sex, religion, sexual orientation, national origin, disability, age, or citizenship status; any other claim based on any local, state, or federal prohibition, including but not limited to claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or the Americans With Disabilities Act; any claim arising out of or related to any alleged express or implied employment contract, any other alleged contract affecting terms and conditions of employment, or an alleged covenant of good faith and fair dealing; or any claim for severance pay, bonus, salary, sick leave, stocks, attorneys' fees, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability.

      (b)
      The Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against the Company he is releasing, and that he understands that he is not presently releasing any future rights or claims that might arise after the Effective Date.

      (c)
      The Executive further agrees never to sue the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents or cause the Company or its past and present directors, officers, employees, parents, subsidiaries, affiliates, related entities, and agents to be sued regarding any matter within the scope of the above release. If the Executive violates this Paragraph, the Company may recover all damages as allowed by law, including all costs and expenses, including reasonable attorneys' fees, incurred in defending against the suit.

          7.    Confidential Information and Trade Secrets.

      (a)
      The Executive acknowledges that through his employment with the Company he has acquired and had access to Confidential Information of the Company, its parents, subsidiaries, affiliates or related entities. Executive further acknowledges that he has not published, disclosed or used any of this Confidential Information except in accordance with his duties for the Company. The Executive agrees that, for a period of three years after the Effective Date, he will hold in confidence all Confidential Information of the Company, its parents, subsidiaries, affiliates or related entities and will not disclose, publish or make use of such Confidential Information, unless compelled by law and then only after Notice to the Executive Vice President, Human Resources of the Company. Executive further agrees to return all documents, disks, or any other item or source containing Confidential Information, or any other property of the Company, its parents, subsidiaries, affiliates or related entities, to the Company on or before the Effective Date. If the Executive has any question regarding what data or information would be considered by the Company to be Confidential Information, the Executive agrees to contact the Executive Vice President, Human Resources for written clarification. "Confidential Information" shall include any data or information, other than trade secrets, that is valuable to the Company, its parents, subsidiaries, affiliates or related entities and not generally known to competitors or outsiders, regardless of whether the confidential information is in printed, written, or electronic form, retained in the Executive's memory, or has been compiled or created by the Executive. This includes, but is not limited to: marketing, advertising, technical, financial, personnel, staffing, payroll, computer systems, merchandising, strategic planning, information technology, product, vendor, supplier, customer or store planning data, construction, trade secrets, or other information similar to the foregoing.

      (b)
      The Executive also acknowledges that through his employment with the Company he has acquired and had access to Trade Secrets of the Company, its parents, subsidiaries, affiliates or related entities. The Executive further acknowledges that the Company, its parents, subsidiaries, affiliates or related entities have made reasonable efforts under the circumstances to maintain the secrecy of their Trade Secrets. Executive agrees to hold in confidence all Trade Secrets of the Company, its parents, subsidiaries, affiliates or related entities that came into his knowledge during employment by the Company and shall not disclose, publish, or make use of at any time such Trade Secrets for so long as the information remains a Trade Secret. "Trade Secret" means information, without regard to form, including, but not limited to, any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plans, strategic plans, product plans, or list of actual or potential customers or suppliers which is not commonly known by or available to the public and which information: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

      (c)
      The Executive further acknowledges that his breach of any of the covenants in this Paragraph 7 would result in immediate and irreparable harm to the Company, its parents, subsidiaries, affiliates or related entities that cannot be adequately or reasonably compensated at law. Accordingly, the Executive agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Executive.

          8.    Non-Competition and Non-Solicitation.

      (a)
      The Executive acknowledges that during his employment he provided services to the Company, its parents, subsidiaries, affiliates, and related entities in all locations that these entities conduct business. These services necessarily required the Company to disclose the Confidential Information and Trade Secrets of these entities to the Executive. The Executive further acknowledges that his position allowed him to develop a personal relationship with certain customers, suppliers and vendors of the Company, its parents, subsidiaries, affiliates, and related entities, and to acquire knowledge of the affairs and requirements of these customers, suppliers and vendors. The customers, suppliers and vendors with whom the Employee has had business dealings with on behalf of these entities are located throughout the world. As a result, the Executive agrees that he will not, prior to November 1, 2010, enter into or maintain an employment, contractual, or other relationship, either directly or indirectly, to provide marketing, advertising, executive, or managerial services in the same or similar manner as he did for the Company to any company or entity engaged in any way in a business that competes directly or indirectly with the Company, its parents, subsidiaries, affiliates or related entities, in the United States, Canada, Puerto Rico, Mexico, or China prior to November 1, 2010, without the prior written consent of the Executive Vice President, Human Resources of the Company. Businesses that compete with the Company specifically include, but are not limited to, the following entities and each of their subsidiaries, affiliates, assigns, or successors in interest: Lowe's Companies, Inc. (including, but not limited to, Eagle Hardware and Garden); Sears Holding Corp. (including, but not limited to, Orchard Supply and Hardware Company); Wal-Mart; RONA Inc.; B&Q; Ace Hardware; True Value Company; and Menard, Inc.

      (b)
      In the event the Executive wishes to enter into any relationship or employment prior to November 1, 2010 which would be covered by the above non-compete provision, Executive agrees to request written permission from the Executive Vice President, Human Resources of the Company prior to entering any such relationship or employment. The Company may approve or not approve of the relationship or employment at its absolute discretion.

      (c)
      The Executive agrees that prior to November 1, 2010, he will not directly or indirectly, on behalf of himself or any other entity or person, solicit or encourage any person who is an employee of the Company, its parents, subsidiaries, affiliates or related entities to terminate his or her relationship with the Company, its parents, subsidiaries, affiliates or related entities, or to refer any such employee to anyone, without prior written approval from the Executive Vice President, Human Resources of the Company.

      (d)
      The Executive acknowledges that the covenants in this Paragraph 8: (i) are necessary for the protection of the legitimate business interests of the Company, its parents,

        subsidiaries, affiliates, and related entities; (ii) are reasonable in terms of time, geographic scope, and activities restricted; (iii) are designed to prevent unfair competition and not to stifle the inherent skill and experience of the Executive; (iv) will not interfere with the Executive's ability to earn a livelihood; and (v) do not confer a benefit upon the Company disproportionate to the detriment to the Executive. The Executive acknowledges that if he were to breach any of the covenants in this Paragraph 8, such breach would result in immediate and irreparable harm to the Company that cannot be adequately or reasonably compensated at law. Accordingly, the Executive agrees that the Company shall be entitled, if any such breach shall occur or be threatened or attempted, if it so elects, to a seek from a court a temporary, preliminary, and permanent injunction, without being required to post a bond, enjoining and restraining such breach or threatened or attempted breach by the Executive.

          9.    Breach by Executive.    The Company's obligations to the Executive under this Agreement are contingent on Executive's performance of his obligations under this Agreement. Any breach by Executive of this Agreement will result in the immediate cancellation of all Executive's outstanding stock options and restricted stock, as well as entitle the Company to all its other remedies allowed in law or equity, including but not limited to the return of any payments that it made to Executive under this Agreement and the return to the Company of any proceeds Executive received from stock options or restricted stock exercised after November 1, 2007, to the extent permitted under federal, state and local law.

          10.    Executive Availability.    Executive agrees to make himself reasonably available to the Company to respond to requests by the Company for information pertaining to or relating to the Company and/or the Company's affiliates, subsidiaries, agents, officers, directors or employees which may be within the knowledge of the Executive. Executive agrees to cooperate fully with the Company in connection with any and all existing or future litigation, charges, or investigations brought by or against the Company or any of its past or present affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent the Company deems the Executive's cooperation necessary. In conjunction with Executive's commitments under this paragraph, the Company will reimburse the Executive for reasonable out-of-pocket expenses incurred as a result of such cooperation.

          11.    Non-Disparagement.    The Executive agrees that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the Company, its parents, subsidiaries, affiliates, or related entities, and their respective past and present predecessors, successors, assigns, representatives, directors, officers, employees, and agents to anyone, including but not limited to the media, internet blogs, public interest groups and publishing companies.

          12.    Insider Trading.    The Executive acknowledges that until January 1, 2008, he remains subject to the restrictions of the Company's Securities Laws Policy applicable to Directors, Officers, and Designated Associates, which permits trading only during designated window periods. After January 1, 2008, the Securities Law Policy will no longer apply to the Executive. However, the Executive acknowledges that through his employment with the Company he may have learned material, non-public information regarding the Company. The federal securities laws prohibit trading by persons while aware of material, non-public information. The Executive should seek advice of his legal counsel prior to conducting any transactions in the Company's stock if the Executive thinks he may possess such information.

          13.    Future Employment.    The Executive hereby understands and agrees that he will not be re-employed by the Company in the future and that Executive will never knowingly apply to the Company, its subsidiaries, affiliates, parents or divisions for any job or position in the future.

          14.    Severability of Provisions.    In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.

          15.    Right to Revoke this Agreement.    The Executive may revoke this Agreement in writing within seven (7) days of signing it by sending written notice of revocation to the Executive Vice President, Human Resources of the Company. The Agreement will not take effect until the Effective Date. If the Executive revokes this Agreement, all of its provisions shall be void and unenforceable.

          16.    Effective Date.    The Effective Date shall be the day after the end of the revocation period described in Paragraph 15.

          17.    Confidentiality.    The Executive shall keep strictly confidential all the terms and conditions, including amounts, in this Agreement and shall not disclose them to any person other than the Executive's spouse and the Executive's legal or financial advisor, unless compelled by law to do so. If a person not a party to this Agreement requests or demands, by subpoena or otherwise, that the Executive disclose or produce this Agreement or any terms or conditions thereof, the Executive shall immediately provide written notice to the Executive Vice President, Human Resources of the Company and shall give the Company an opportunity to respond to such notice before taking any action or making any decision in connection with such request or subpoena.

          18.    Non-Assignment.    The Executive represents and warrants that as of the date of this Agreement he has not assigned or transferred, or purported to assign or transfer, to any person, firm, corporation, association or entity whatsoever any released claim. Executive hereby agrees to indemnify and hold the Company harmless against, without any limitation, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, court costs, expenses, including attorneys' fees, causes of action or judgments based on or arising out of any such assignment or transfer.

          19.    Entire Agreement.    This Agreement constitutes the entire understanding between the parties. The parties have not relied on any oral statements that are not included in this Agreement. Any modifications to this Agreement must be in writing and signed by the Executive Vice President, Human Resources of the Company.

          20.    Governing Law.    This Agreement shall be construed, interpreted and applied in accordance with the law of the State of Delaware, without giving effect to the choice of law provisions thereof. Executive and the Company hereby irrevocably submit any dispute arising out of or relating to this Agreement to the exclusive concurrent jurisdiction of the state and federal courts located in Delaware. Executive and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and both parties agree to accept service of legal process from the courts of Delaware.

        The Executive understands and acknowledges the significance and consequences of this Agreement, that the consideration provided herein is fair and adequate, and represents that the terms of this Agreement are fully understood and voluntarily accepted.

Home Depot U.S.A., Inc.
By:	/s/ Tim Crow Tim Crow	11-2-07 Date
	/s/ Roger Adams Roger Adams	11-25-07 Date

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  Exhibit 10.50
SEPARATION AGREEMENT & RELEASE